Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

In consideration for the mutual promises and consideration provided both herein and in the Transition Agreement and Release signed September 5, 2013 (the “Transition Agreement”) between Harrison Dillon (the “Employee”) and Solazyme, Inc. (“Solazyme”) (collectively the “Parties”), the Parties hereby extend by this Separation and Release Agreement (the “Separation Agreement”) the release and waiver provisions therein to any and all claims that may have arisen between the execution date of the Transition Agreement and the Effective Date of this Separation Agreement, and to add such releases and waivers as provided herein, expressly including but not limited to a waiver of any federal age related claims under the ADEA.

1. Consideration. In lieu of all severance compensation and benefits whatsoever, including without limitation any benefits the Employee may have been entitled to as a result of the Solazyme Executive Severance and Change of Control Plan, or any employment letter or offer letter that the Employee may have entered into with Solazyme (including without limitation the Employment Agreement dated February 7, 2007 and the Offer Letter dated May 19, 2011), if the Employee (i) signs (on or after the Separation Date (as defined in the Transition Agreement)), dates and returns this fully executed Separation Agreement to Solazyme within the time set forth in Sections 5 and 6, (ii) allows the releases contained herein to become effective and (iii) otherwise complies with the requirements set forth in this Separation Agreement, the Transition Agreement, the Consulting Agreement described in Section 1(c) (if executed by the Employee), and the Employee’s Proprietary Information and Inventions Agreement dated October 11, 2004 (the “Confidentiality Agreement”), Solazyme will provide the Employee with the following as the Employee’s sole severance benefits (the “Severance Benefits”):

a.	Severance Payment. Solazyme will pay to the Employee $312,000 (less the value of the unused paid time off paid to the Employee as of the Separation Date), subject to standard payroll deductions and withholdings. This severance payment will be paid in a lump sum within ten (10) days after this Separation Agreement becomes “Effective”, as set forth in Section 6, provided the Employee has not materially violated any provisions of this Separation Agreement, the Transition Agreement, the Consulting Agreement (if executed by the Employee), or the Confidentiality Agreement.

b.	Health Insurance Premium Payments. As an additional severance benefit, so long as the Employee timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, Solazyme will pay the Employee’s applicable premiums (including spouse or family coverage if the Employee had such coverage on the Separation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Separation Date and ending on the earliest to occur of (a) 24 months following the Separation Date, (b) the termination of the Consulting Agreement, (c) the date upon which the Employee materially breaches this Separation Agreement, the Transition Agreement, the Consulting Agreement (if executed by the Employee), and/or the Confidentiality Agreement, and (d) the date upon which the Employee and his covered dependents, if any, become eligible for health insurance coverage through another employer.

Page 1	CONFIDENTIAL

c.	Consulting Agreement. As an additional severance benefit, Solazyme will provide the Employee with an opportunity to enter into a Consulting Agreement (the “Consulting Agreement”) in the form provided as Attachment A. Solazyme will provide an executed copy of the Consulting Agreement to the Employee on the Separation Date. If the Employee chooses to enter into the Consulting Agreement the Employee must do so on or prior to the Effective Date, at which time Solazyme’s offer to enter into the Consulting Agreement with the Employee shall lapse. If the Employee enters into the Consulting Agreement by the Effective Date, the Employee’s Continuous Service Status (as defined in Solazyme’s 2004 Equity Incentive Plan and 2011 Equity Incentive Plan (collectively, the “Plans”)) will not be interrupted and equity awarded to the Employee under the Plans and the Employee’s associated Stock Option Agreements and Restricted Stock Unit Agreements will continue to vest as provided therein. If the Employee does not enter into the Consulting Agreement, the Separation Date is the Employee’s date of termination of employment under the Plans and the Employee’s associated Stock Option Agreements and Restricted Stock Unit Agreements for vesting purposes.

d.	Breach. In the event that the Employee materially breaches his obligations to Solazyme under this Separation Agreement, the Transition Agreement, the Consulting Agreement (if executed by the Employee), the Confidentiality Agreement, or as otherwise imposed by law, the Employee agrees that Solazyme will be entitled to terminate the further provision of the Severance Benefits provided in this Section 1 (including without limitation the continued vesting of the Employee’s equity awards), in addition to seeking any other appropriate relief allowed by law or in equity.

2. Release. The undersigned Parties expressly acknowledge and agree that the terms of Sections 4, and 6-27 of the Transition Agreement shall apply equally to this Separation Agreement, shall be construed to be extended through the Effective Date of this Separation Agreement, and are incorporated by reference herein. The Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Employee by Solazyme and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Each Party, on his or its own behalf and on behalf of his or its respective heirs, family members, executors, agents, successors and assigns, hereby and forever releases the other Party and the Employee releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that either Party may possess against the other or that the Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Separation Agreement. Notwithstanding the foregoing Solazyme does not release the Employee from any claims resulting from any willful misconduct by the Employee. As of the date of this Separation Agreement, Solazyme is not aware of any willful misconduct by the Employee.

3. Payment of Salary and Receipt of All Benefits. The Employee acknowledges and represents that, as of the date this Separation Agreement is executed, Solazyme has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, RSUs, vesting, and any and all other benefits and compensation due and owing to the Employee. The Employee further acknowledges and represents that he has received any leave to which he was entitled or that he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with Solazyme.

4. California Civil Code Section 1542. The Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Employee, being aware of the above code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

5. ADEA Waiver. The Employee further expressly understands and acknowledges that, pursuant to the terms of this Separation Agreement, he is expressly waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date he executes this Separation Agreement. The Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Employee was already entitled. The Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Separation Agreement; (b) he has twenty-one (21) days from the Separation Date within which to consider this Separation Agreement, by which time Solazyme must receive an executed copy; (c) he has seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement, and agrees that any such revocation must be in a writing by email or federal express received by Solazyme by midnight on the seventh day following the Employee’s execution of this Separation Agreement; (d) this Separation Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Separation Agreement prevents or precludes the Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Employee signs this Separation Agreement and returns it to Solazyme in less than the 21-day period identified above (but in any event the Employee agrees not to execute or return this Separation Agreement prior to his separation from employment with Solazyme), the Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Separation Agreement. The Employee understands and agrees that he executed this Separation Agreement voluntarily, without any duress or undue influence on the part or behalf of Solazyme or any third party, with the full intent of releasing all of his claims against the Releasees.

6. Effective Date. The Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has not been revoked by the Employee before that date (the “Effective Date”).

7. Voluntary Execution. Each Party understands and agrees that he or it executed this Separation Agreement voluntarily, without any duress or undue influence on the part or behalf of the other Party or any third party, with the full intent of releasing all of his claims against the other Parry and any claim the Employee has against any of the other Releasees. Each Party acknowledges that: (a) he or it has read this Separation Agreement; (b) he or it has been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he or it understands the terms and consequences of this Separation Agreement and of the releases it contains; and (d) he or it is fully aware of the legal and binding effect of this Separation Agreement.

8. Entire Agreement. This Separation Agreement, together with the Transition Agreement, the Confidentiality Agreement, the Indemnity Agreement, the Option Agreements and any RSU Agreements executed by the Employee with Solazyme, represent the entire agreement and understanding between Solazyme and the Employee concerning the subject matter of this Agreement and the Employee’s employment with Solazyme, transition of employment, and anticipated separation from employment with Solazyme and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Employee’s relationship with Solazyme,

9. Governing Law. This Separation Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the County of San Mateo in the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Harrison Dillon, an individual

Dated: September 30, 2013	/s/ Harrison Dillon
Harrison Dillon

SOLAZYME, INC.

Dated: September 30, 2013	By	/s/ Paul Quinlan
Name: Paul Quinlan
Title: General Counsel